Filed Pursuant to Rule 433

Registration Statement No. 333-198764

333-198764-01

Pricing Term Sheet

March 9, 2015

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, L.P.

Pricing Term Sheet

Issuer:	Columbia Property Trust Operating Partnership, L.P.

Guarantor:	Columbia Property Trust, Inc.

Size:	$350,000,000

Trade Date:	March 9, 2015

Settlement Date:	March 12, 2015

Maturity:	April 1, 2025

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2015

Coupon:	4.150%

Public Offering Price:	99.859% of face amount

Yield to Maturity:	4.167%

Spread to Benchmark Treasury:	T + 197 bps

Benchmark Treasury:	UST 2.000% due February 15, 2025

Benchmark Treasury Price /Yield:	98-08 / 2.197%

Optional Redemption:
Make-whole call:	Prior to January 1, 2025 at T+30 bps
Par Call:	On or after January 1, 2025

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	19828J AA6 / US19828JAA60

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Jefferies LLC U.S. Bancorp Investments, Inc.

Co-managers:

Goldman, Sachs & Co.

Regions Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.